Exhibit 99.1

TIGER PARENT (AP) CORPORATION

Quarterly Report for the Period Ended

April 30, 2021

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

Quarterly Report for the Three Months Ended April 30, 2021

FINANCIAL INFORMATION

Financial Statements

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except par value and share amounts)

	Successor
	April 30, 2021	January 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$199,630	$832,976
Accounts receivable, net of allowances for credit losses of $80,044 and $86,913	5,674,436	6,267,052
Inventories	2,961,206	2,772,302
Prepaid expenses and other assets	429,287	392,145

Total current assets	9,264,559	10,264,475
Property and equipment, net	159,040	162,032
Goodwill	1,549,487	1,543,355
Intangible assets, net	2,932,288	2,928,996
Other assets, net	565,572	570,536

Total assets	$14,470,946	$15,469,394

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,885,541	$7,950,394
Accrued expenses and other liabilities	1,125,187	1,202,608
Revolving credit loans and current maturities of long-term debt, net	252,015	132,120

Total current liabilities	8,262,743	9,285,122
Long-term debt, less current maturities	2,190,995	2,193,522
Other long-term liabilities	938,725	953,477

Total liabilities	11,392,463	12,432,121

Commitments and contingencies (Note 10)
Shareholders’ equity:
Common stock, par value $.01; 1,000 shares authorized; 100 shares issued at April 30, 2021 and January 31, 2021	—	—
Additional paid-in capital	2,756,594	2,755,227
Retained earnings	3,398	6,518
Accumulated other comprehensive income	318,491	275,528

Total shareholders’ equity	3,078,483	3,037,273

Total liabilities and shareholders’ equity	$14,470,946	$15,469,394

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Net sales	$9,361,359	$8,175,174
Cost of products sold	8,816,959	7,643,515

Gross profit	544,400	531,659
Operating expenses:
Selling, general and administrative expenses	467,712	427,863
Acquisition, integration and restructuring expenses	36,740	17,681
Legal settlements and other litigation, net	(1,743)	—

	502,709	445,544

Operating income	41,691	86,115
Interest expense	39,245	17,034
Other expense, net	2,776	8,948

(Loss) income before income taxes	(330)	60,133
Provision for income taxes	2,790	12,068

Net (loss) income	$(3,120)	$48,065

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Net (loss) income	$(3,120)	$48,065
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	24,959	(56,547)
Unrealized gain (loss) on cash flow hedges, net of tax	18,004	(15)

Other comprehensive income (loss)	42,963	(56,562)

Total comprehensive income (loss)	$39,843	$(8,497)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

(Unaudited)

	Successor
	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
	Shares	Amount
Balance at January 31, 2021	—	$—	$2,755,227	$6,518	$275,528	$3,037,273
Stock-based compensation expense	—	—	1,367	—	—	1,367
Total other comprehensive income	—	—	—	—	42,963	42,963
Net loss	—	—	—	(3,120)	—	(3,120)

Balance at April 30, 2021	—	$—	$2,756,594	$3,398	$318,491	$3,078,483

	Predecessor
	Common stock		Additional paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	Shares	Amount
Balance at January 31, 2020	59,246	$89	$855,020	$(1,198,132)	$3,461,014	$1,464	$3,119,455
Issuance of treasury stock for benefit plan and equity-based awards exercised	—	—	(22,445)	11,671	—	—	(10,774)
Stock-based compensation expense	—	—	6,307	—	—	—	6,307
Total other comprehensive loss	—	—	—	—	—	(56,562)	(56,562)
Net income	—	—	—	—	48,065	—	48,065

Balance at April 30, 2020	59,246	$89	$838,882	$(1,186,461)	$3,509,079	$(55,098)	$3,106,491

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Cash flows from operating activities:
Cash received from customers	$12,752,123	$11,386,818
Cash paid to vendors and employees	(13,404,312)	(11,356,142)
Interest paid, net	(33,745)	(30,207)
Income taxes paid	(3,573)	(8,198)

Net cash used in operating activities	(689,507)	(7,729)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(14,101)	—
Expenditures for property and equipment	(6,102)	(5,596)
Software and software development costs	(23,729)	(13,944)
Proceeds from settlement of net investment hedges	—	44,377
Other	—	(764)

Net cash (used in) provided by investing activities	(43,932)	24,073

Cash flows from financing activities:
Principal (payments) borrowings on long-term debt	(7,354)	4,515
Net borrowings (repayments) on revolving credit loans	117,868	(472)
Payments for employee tax withholdings on equity awards	—	(10,774)
Other	—	(563)

Net cash provided by (used in) financing activities	110,514	(7,294)

Effect of exchange rate changes on cash and cash equivalents	(10,421)	(21,475)

Net decrease in cash and cash equivalents	(633,346)	(12,425)
Cash and cash equivalents at beginning of year	832,976	841,366

Cash and cash equivalents at end of period	$199,630	$828,941

Reconciliation of net (loss) income to net cash used in operating activities:
Net (loss) income	$(3,120)	$48,065
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	62,917	41,991
Provision for credit losses on accounts receivable	133	10,832
Stock-based compensation expense	1,367	6,307
Accretion of debt discount and debt issuance costs	8,077	847
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	598,079	690,145
Inventories	(183,040)	(60,180)
Prepaid expenses and other assets	(2,594)	(37,739)
Accounts payable	(1,069,758)	(752,022)
Accrued expenses and other liabilities	(101,568)	44,025

Total adjustments	(686,387)	(55,794)

Net cash used in operating activities	$(689,507)	$(7,729)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

On November 12, 2019, Tech Data Corporation entered into an Agreement and Plan of Merger, as subsequently amended on November 27, 2019 (the ‘‘Apollo Merger Agreement’’), with Tiger Midco, LLC (“Tiger Midco”) and Tiger Merger Sub Co. (“Merger Sub”). Tiger Midco and Merger Sub are affiliates of certain funds (the “Apollo Funds”), managed by affiliates of Apollo Global Management Inc. (“Apollo”). Pursuant to the Apollo Merger Agreement, Tiger Midco agreed to acquire all the outstanding shares of Tech Data Corporation’s common stock (other than shares held by Tech Data Corporation as treasury stock or held by certain affiliates of the Apollo Funds) for $145 per share in cash. On June 30, 2020, Merger Sub merged with and into Tech Data Corporation (the “Apollo Merger”), with Tech Data Corporation surviving the Apollo Merger as a direct wholly-owned subsidiary of Tiger Midco (see Note 2—Acquisitions for additional information).

Tiger Parent, LLC was formed on November 6, 2019 and was converted to Tiger Parent (AP) Corporation on June 12, 2020. Tiger Parent (AP) Corporation, through its wholly-owned subsidiaries including Tiger Midco, is the parent company of Tech Data Corporation subsequent to the Apollo Merger. The consolidated financial statements include the consolidated results of Tech Data Corporation for periods prior to the Apollo Merger on June 30, 2020 (the “predecessor period”) and the consolidated results of Tiger Parent (AP) Corporation for periods subsequent to the Apollo Merger (the “successor period”). References to the “Company” indicate Tiger Parent (AP) Corporation and its subsidiaries for periods subsequent to the date of the Apollo Merger and Tech Data Corporation and its subsidiaries for periods prior to the Apollo Merger.

The Company is one of the world’s largest IT distribution and solutions companies. The Company serves a critical role in the center of the IT ecosystem, bringing products from the world’s leading technology vendors to market, as well as helping customers create solutions best suited to maximize business outcomes for their end-user customers. The Company’s customers include value-added resellers, direct marketers, retailers, corporate resellers and managed service providers who support the diverse technology needs of end users. The Company manages its business in three geographic regions: the Americas, Europe and Asia-Pacific.

On March 22, 2021, the Company entered into an Agreement and Plan of Merger (the “SYNNEX Merger Agreement”) with SYNNEX Corporation (“SYNNEX”) and its affiliates. Pursuant to the SYNNEX Merger Agreement, and upon the terms and subject to the conditions described therein, the affiliates of SYNNEX will acquire all the outstanding shares of the Company’s common stock (the “SYNNEX Merger”).

At the effective time of the SYNNEX Merger, except as otherwise set forth in the SYNNEX Merger Agreement, all the issued and outstanding common shares of the Company will be converted automatically into and thereafter represent only the right to receive (i) $1,610,000,000 in cash, in the aggregate and (ii) 44,000,000 total shares of common stock of SYNNEX. Prior to the effective date of the SYNNEX Merger, affiliates of Apollo are required to make an additional equity contribution of at least $500 million in cash to the Company. The completion of the SYNNEX Merger is also subject to customary closing conditions, including the approval by the holders of a majority of the stock of SYNNEX of both the share issuance and an increase in the authorized number of shares of SYNNEX common stock of 100 million, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the receipt of other required approvals under foreign antitrust laws, the approval of the listing on the New York Stock Exchange of the shares of SYNNEX common stock to be issued as consideration in the SYNNEX Merger and other customary closing conditions.

Principles of Consolidation

The consolidated financial statements include the accounts of Tiger Parent (AP) Corporation and its subsidiaries during the successor period and Tech Data Corporation and its subsidiaries during the predecessor period. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company operates on a fiscal year that ends on January 31.

Basis of Presentation

The consolidated financial statements have been prepared by the Company, without audit, in conformity with generally accepted accounting principles in the U.S. (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Apollo Merger was accounted for as a business combination using the purchase method of accounting. As a result of the application of purchase accounting, the consolidated financial statements for the successor period are not comparable to those of the predecessor period.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position of the Company as of April 30, 2021, and its consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the three months ended April 30, 2021 and 2020.

Seasonality

The Company’s quarterly operating results have fluctuated significantly in the past and will likely continue to do so in the future as a result of currency fluctuations and seasonal variations in the demand for the products and services it sells. Historical seasonal variations have included an increase in European demand during the Company’s fiscal fourth quarter. The seasonal trend in Europe typically results in greater operating leverage, and therefore, lower selling, general and administrative expenses as a percentage of net sales in the region during the Company’s fourth quarter.

Furthermore, in March 2020, the World Health Organization declared the outbreak of the 2019 novel coronavirus (“COVID-19”) a pandemic. The global impact of the COVID-19 pandemic has had a negative effect on the global economy, disrupting the financial markets and creating increasing volatility, impacting customer demand and impeding global supply chains. The Company cannot at this time accurately predict what effects these conditions will have on its operations and financial condition, including due to uncertainties relating to the severity and duration of the pandemic, the effect on its customers and customer demand and the length of the restrictions and closures imposed by various governments. Therefore, the results of operations for the three months ended April 30, 2021 are not necessarily indicative of the results that can be expected for the entire fiscal year ended January 31, 2022.

Revenue Recognition

The Company’s revenues primarily result from the sale of various technology products and services. The Company recognizes revenue as control of products is transferred to customers, which generally happens at the point of shipment. Products sold by the Company are delivered via shipment from the Company’s facilities, dropshipment directly from the vendor, or by electronic delivery of keys for software products. In relation to product support, supply chain management and other services performed by the Company, revenue is recognized over time as the services are performed. Service revenues and related contract liabilities were not material for the periods presented.

The Company has contracts with certain customers where the Company’s performance obligation is to arrange for the products or services to be provided by another party. In these arrangements, as the Company assumes an agency relationship in the transaction, revenue is recognized in the amount of the net fee associated with serving as an agent. These arrangements primarily relate to certain fulfillment contracts, as well as sales of software services and extended warranty services.

The Company allows its customers to exchange product or return for credit subject to certain limitations. A liability is recorded at the time of sale for estimated product returns based upon historical experience and an asset is recognized for the amount expected to be recorded in inventory upon product return. The Company also provides volume rebates and other discounts to certain customers which are considered variable consideration. A provision for customer rebates and other discounts is recorded as a reduction of revenue at the time of sale based on an evaluation of the contract terms and historical experience.

The Company considers shipping and handling activities as costs to fulfill the sales of products. Shipping revenue is included in net sales when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of products sold. Taxes imposed by governmental authorities on the Company’s revenue producing activities with customers, such as sales taxes and value added taxes, are excluded from net sales.

The Company disaggregates its revenue by geography, which the Company believes provides a meaningful depiction of the nature of its revenue. Net sales includes service revenues, which are not a significant component of total revenue and are aggregated within the respective geographies. The following table sets forth the Company’s disaggregated net sales (in thousands):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Americas	$4,023,481	$3,944,760
Europe	4,913,662	3,971,130
Asia-Pacific	424,216	259,284

Total	$9,361,359	$8,175,174

The following table provides a comparison of sales generated from products purchased from vendors that exceeded 10% of the Company’s consolidated net sales for the three months ended April 30, 2021 and 2020 (as a percent of consolidated net sales):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Apple Inc.	16%	14%
HP Inc.	11%	11%
Lenovo	10%	N/A (1)
Cisco Systems, Inc.	N/A (1)	12%

(1)	Sales generated from products purchased from these vendors were less than 10% of consolidated net sales during the period presented

Accounts Receivable

The Company maintains an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of its customers to make required payments. In estimating the required allowance, the Company takes into consideration historical credit losses, current conditions and reasonable and supportable forecasts. Adjustments to historical loss information are made for differences in current conditions as well as changes in forecasted macroeconomic conditions, such as changes in unemployment rates or gross domestic product growth. Expected credit losses are estimated on a pool basis when similar risk characteristics exist using an age-based reserve model. Receivables that do not share risk characteristics are evaluated on an individual basis.

The following is a reconciliation of the Company’s allowance for credit losses (in thousands):

Successor
Balance at January 31, 2021	$86,913
Additions	133
Deductions	(8,889)
Recoveries	1,272
Other(1)	615

Balance at April 30, 2021	$80,044

(1)	“Other” primarily includes the effect of fluctuations in foreign currencies.

The Company has uncommitted accounts receivable purchase agreements under which certain accounts receivable may be sold, without recourse, to third-party financial institutions. Under these programs, the Company may sell certain accounts receivable in exchange for cash less a discount, as defined in the agreements. Available capacity under these programs, which the Company uses as a source of working capital funding, is dependent on the level of accounts receivable eligible to be sold into these programs and the financial institutions’ willingness to purchase such receivables. In addition, certain of these agreements also require that the Company continue to service, administer and collect the sold accounts receivable. At April 30, 2021 and January 31, 2021, the Company had a total of $633.5 million and $691.9 million, respectively, of accounts receivable sold to and held by financial institutions under these agreements. During the three months ended April 30, 2021 and 2020, discount fees recorded under these facilities were $2.4 million and $3.1 million, respectively. These discount fees are included as a component of “other expense, net” in the Consolidated Statement of Operations.

Transactions with Related Parties

In connection with the Apollo Merger, the Company has entered into certain transactions with its parent, Tiger Parent Holdings, L.P. (the “Parent”) and certain affiliates of Apollo, including a management fee agreement. Fees incurred under the management fee agreement were $2.4 million for the three months ended April 30, 2021 and are included in “selling, general and administrative expenses” on the Consolidated Statement of Operations. At April 30, 2021, the Company had amounts payable to the Parent of $6.2 million primarily related to transaction costs associated with the completion of the Apollo Merger, which are included in “accrued expenses and other liabilities” on the Consolidated Balance Sheet.

Recently Issued and Adopted Accounting Standards

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, which simplifies and clarifies various aspects of the income tax accounting guidance. Under the new standard, certain amendments are to be applied prospectively, while other amendments are to be applied retrospectively to all periods presented. The Company adopted this standard during the quarter ended April 30, 2021. The adoption of this standard had no material impact on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluated subsequent events through June 2, 2021, which is the date the financial statements were available to be issued.

NOTE 2—ACQUISITIONS

The Apollo Merger

Pursuant to the Apollo Merger Agreement, on June 30, 2020, Merger Sub merged with and into Tech Data Corporation, with Tech Data Corporation surviving the Apollo Merger as a direct wholly-owned subsidiary of Tiger Midco. Tiger Midco, which is a wholly-owned subsidiary of Tiger Parent (AP) Corporation, acquired all the outstanding shares of Tech Data Corporation’s common stock (other than shares held by Tech Data Corporation as treasury stock or held by certain affiliates of the Apollo Funds) for $145 per share in cash. Additionally, per the terms of the Apollo Merger Agreement, all nonvested restricted stock units (“RSU’s”) were vested, cancelled and converted into the right to receive an amount of $145 per share in cash. Nonvested performance based restricted stock units (“PRSU’s”) were also cancelled and converted into the right to receive an amount of $145 per share in cash determined as follows: (i) for PRSU’s granted during fiscal 2019, the number of shares equaled 130% of the target shares granted and (ii) for PRSU’s granted during fiscal 2020, the number of shares equaled 110% of the target shares granted. The aggregate purchase price was approximately $5.2 billion.

The Parent contributed approximately $3.7 billion as equity to Tiger Parent (AP) Corporation in conjunction with the Apollo Merger, of which approximately $3.6 billion was used to fund the purchase price for Tech Data Corporation. The remaining purchase price for Tech Data Corporation was financed through the issuance of debt (see Note 4 – Debt for further discussion) and cash on hand at Tech Data Corporation.

The Company has accounted for the Apollo Merger as a business combination and allocated the purchase price to the estimated fair values of Tech Data Corporation’s assets and liabilities. The Company has not yet completed its evaluation and determination of certain assets and liabilities, primarily (i) the final assessment and valuation of certain assets and liabilities, including accounts receivable and accounts payable and (ii) the final assessment and valuation of certain income tax amounts. Therefore, the final fair values of the assets and liabilities may vary from the Company’s preliminary estimates.

The preliminary allocation of the purchase price is as follows:

(in millions)
Cash and cash equivalents	$1,192
Accounts receivable	5,429
Inventories	2,895
Prepaid expenses and other assets	370
Property and equipment, net	464
Goodwill	1,488
Intangible assets	2,892
Other assets, net	404

Total assets	15,134
Accounts payable	6,463
Accrued expenses and other current liabilities	1,131
Revolving credit loans and current maturities of long-term debt, net	108
Long-term debt	1,348
Other long-term liabilities	861

Total liabilities	9,911

Purchase price	$5,223

The allocation of the value of identifiable intangible assets includes approximately $2.1 billion of customer relationships with amortization periods ranging from 10 years to 15 years, with a weighted average amortization period of 14 years and $622 million of indefinite-lived trade names. Goodwill is the excess of the consideration transferred over the net assets recognized and primarily represents future economic benefits arising from assets acquired that are not individually identified and separately recognized, including synergies inherent in the existing business, of which approximately $550 million is expected to be deductible for tax purposes.

The following table presents unaudited supplemental pro forma information as if the Apollo Merger had occurred at the beginning of fiscal 2020, after giving effect to certain adjustments related to the transaction. The pro forma results exclude any benefits that may result from potential cost savings and certain non-recurring costs. As a result, the pro forma information below does not purport to present what actual results would have been had the Apollo Merger been consummated on the date indicated and it is not necessarily indicative of the results of operations that may result in the future.

Predecessor (Unaudited)
Three months ended April 30, 2020
(in millions)
Pro forma net sales	$8,175
Pro forma net income	$35

Adjustments reflected in the pro forma results include the following:

•	Amortization of acquired intangible assets

•	Interest costs associated with the Apollo Merger

•	Removal of certain non-recurring transaction costs

•	Tax effects of adjustments based on an estimated statutory tax rate

Innovix Acquisition

On September 30, 2020, the Company completed the acquisition of Innovix Distribution (“Innovix”), a leading technology distributor in the Asia-Pacific region for a purchase price of approximately $52 million in cash. The Innovix acquisition expands the Company’s presence across the Asia-Pacific region and strengthens its Endpoint Solutions and Advanced Solutions capabilities. The Company has accounted for the acquisition as a business combination and allocated the purchase price to the estimated fair values of assets acquired and liabilities assumed, including cash of approximately $21 million, accounts receivable of approximately $121 million, inventory of approximately $41 million and accounts payable, accrued expenses and other current liabilities of approximately $107 million. The excess of the estimated fair values of the net tangible assets over the purchase price was recorded as a gain on bargain purchase of $30.2 million in the Consolidated Statement of Operations for the period ended January 31, 2021. The Company acquired the net assets of Innovix for an amount less than fair value as its former parent decided to exit this business after it concluded that Innovix represented an insignificant non-strategic portion of its consolidated operations.

The Company has not yet completed its evaluation and determination of certain assets acquired and liabilities assumed, primarily (i) the final assessment and valuation of certain other assets acquired and liabilities assumed, including accounts receivable, inventory, accrued expenses and other liabilities and (ii) the final assessment and valuation of certain tax amounts. Therefore, the final fair values of the assets acquired and liabilities assumed may vary from the Company’s preliminary estimates. Proforma information for the acquisition of Innovix has not been presented as the acquisition was not material to the Company’s consolidated financial position or results of operations.

Finance Technology Acquisition

On February 10, 2021, the Company completed the acquisition of Finance Technology AS (“Finance Technology”), a specialist technology-as-a-service (“TaaS”) platform provider for a purchase price of approximately $14.1 million in cash. The Finance Technology acquisition enhances the Company’s ability to offer innovative, integrated and flexible TaaS solutions at scale across the European region. The Company has accounted for the acquisition as a business combination and allocated the purchase price to the estimated fair values of assets acquired, primarily intangible assets.

The Company has not yet completed its evaluation and determination of certain assets acquired and liabilities assumed. Therefore, the final fair values of the assets acquired and liabilities assumed may vary from the Company’s preliminary estimates. Proforma information for the acquisition of Finance Technology has not been presented as the acquisition was not material to the Company’s consolidated financial position or results of operations.

NOTE 3—ACQUISITION, INTEGRATION AND RESTRUCTURING EXPENSES

Acquisition, integration and restructuring expenses are primarily comprised of costs related to the Apollo Merger, the new Global Optimization Program initiated in fiscal 2021 (the “GBO 2 Program”), the prior Global Business Optimization Program which was initiated in fiscal 2019 (the “GBO Program”), the tdONE Program and the SYNNEX Merger.

The Apollo Merger

The Company incurred transaction costs related to the completion of the Apollo Merger, including professional services costs and personnel and other costs. Professional services costs are primarily comprised of legal expenses and tax and other consulting services. Personnel and other costs are primarily comprised of retention costs.

Transaction costs related to the Apollo Merger are comprised of the following:

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
(in thousands)
Professional services costs	$2,434	$14,137
Personnel and other costs	2,529	999

Total	$4,963	$15,136

GBO 2 Program

In conjunction with the completion of the Apollo Merger, in fiscal 2021 the Company began its GBO 2 Program. The GBO 2 Program includes investments that will optimize and standardize processes and apply data and analytics to be more agile in a rapidly evolving environment, increasing productivity, profitability and optimizing net-working capital. Acquisition, integration and restructuring expenses related to the GBO 2 Program are primarily comprised of restructuring costs and other professional services costs. Restructuring costs are comprised of severance costs and other associated exit costs, including certain consulting costs. Other professional services costs are primarily comprised of professional services fees unrelated to restructuring activities, including costs related to improving profitability and optimizing net-working capital. The Company has incurred cumulative acquisition, integration and restructuring expenses under the GBO 2 program of approximately $71 million through April 30, 2021. The Company’s estimate of total acquisition, integration and restructuring expenses under the GBO 2 program is $175 million to $200 million. The majority of the remaining costs are expected to be incurred through fiscal 2023.

The Company had no GBO 2 Program costs for the three months ended April 30, 2020. Acquisition, integration and restructuring costs for the three months ended April 30, 2021 related to the GBO 2 Program are comprised of the following:

Successor
Three months ended April 30, 2021
(in thousands)
Restructuring costs	$9,699
Other professional services costs	10,291

Total	$19,990

Restructuring costs related to the GBO 2 Program are comprised of the following:

	Successor	Cumulative Amounts Incurred to Date
	Three months ended April 30, 2021
(in thousands)
Severance costs	$5,187	$13,300
Other exit costs	4,512	21,335

Total	$9,699	$34,635

Restructuring activity during the three months ended April 30, 2021 related to the GBO 2 Program is as follows:

	Successor
	Three months ended April 30, 2021
	Severance costs	Other exit costs	Total
(in thousands)
Balance at January 31, 2021	$5,906	$3,082	$8,988
Fiscal 2022 restructuring expenses	5,187	4,512	9,699
Cash payments	(4,429)	(5,167)	(9,596)
Foreign currency translation	(2)	2	—

Balance at April 30, 2021	$6,662	$2,429	$9,091

GBO Program

In fiscal 2019, the Company began its GBO Program to increase investment in its strategic priorities and implement operational initiatives to drive productivity and enhance profitability. The restructuring costs primarily consist of severance costs, and also include other associated exit costs, including certain professional services costs. The GBO Program was completed during the quarter ended July 31, 2020.

Restructuring costs related to the GBO Program are comprised of the following:

	Predecessor	Cumulative Amounts Incurred to Date
	Three months ended April 30, 2020
(in thousands)
Severance costs	$1,379	$41,190
Other exit costs	290	22,620

Total	$1,669	$63,810

tdONE Program

In fiscal 2021, the Company began the tdONE Program to simplify, standardize and synchronize the Company’s processes and systems in support of its global transformation initiative. Acquisition and integration costs related to the tdONE program include $4.4 million in professional services and $3.1 million in personnel and other costs for the three months ended April 30, 2021. There were no tdONE costs incurred during the three months ended April 30, 2020.

SYNNEX Merger

During the three months ended April 30, 2021, the Company incurred transaction costs of $2.2 million related to the pending SYNNEX Merger, which are primarily comprised of professional services and transaction related costs.

NOTE 4—DEBT

The carrying value of the Company’s outstanding debt consists of the following (in thousands):

	Successor
	April 30, 2021	January 31, 2021
Senior Notes, interest payable semi-annually, due February 15, 2022	$66,239	$66,366
Senior Notes, interest payable semi-annually, due February 15, 2027	132,280	132,353
Asset-Based Non-FILO Term Loan, interest rate of 3.61% and 3.62% at April 30, 2021 and January 31, 2021, respectively	1,691,500	1,695,750
Asset-Based FILO Term Loan, interest rate of 5.61% and 5.62% at April 30, 2021 and January 31, 2021, respectively	368,150	369,075
ABL Revolver, interest rate of 1.53% and 1.50% at April 30, 2021 and January 31, 2021, respectively	44,752	31,240
Other committed and uncommitted revolving credit facilities, average interest rate of 4.20% and 6.74% at April 30, 2021 and January 31, 2021, respectively	186,563	80,208
Other long-term debt	36,451	38,786
Less—unamortized debt discount and debt issuance costs	(82,925)	(88,136)

	2,443,010	2,325,642
Less—current maturities (included as “revolving credit loans and current maturities of long-term debt, net”)	(252,015)	(132,120)

Total long-term debt	$2,190,995	$2,193,522

Senior Notes

In January 2017, the Company issued $500.0 million aggregate principal amount of 3.70% Senior Notes due February 15, 2022 (the “2022 Senior Notes”) and $500.0 million aggregate principal amount of 4.95% Senior Notes due February 15, 2027 (the “2027 Senior Notes”) (collectively the “Senior Notes”). The Company pays interest on the Senior Notes semi-annually in arrears on February 15 and August 15 of each year. The interest rate payable on the Senior Notes will be subject to adjustment from time to time if the credit rating assigned to such series of notes changes; however, at no point will the interest rate be reduced below the interest rate payable on the notes on the date of the initial issuance or increase more than 2.00% above the interest rate payable on the notes of the series on the date of their initial issuance. The interest rate payable on the Senior Notes initially increased by 1.00% as a result of the Apollo Merger and in the quarter ended April 30, 2021 has further increased an additional 1.00%. The Senior Notes are senior unsecured obligations of Tech Data Corporation and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding.

The Company, at its option, may redeem the 2022 Senior Notes at any time prior to January 15, 2022 and the 2027 Senior Notes at any time prior to November 15, 2026, in each case in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed, discounted to the date of redemption on a semi-annual basis at a rate equal to the sum of the applicable Treasury Rate plus 30 basis points for the 2022 Senior Notes and 40 basis points for the 2027 Senior Notes, plus the accrued and unpaid interest on the principal amount being redeemed up to the date of redemption. The Company may also redeem the Senior Notes, at any time in whole or from time to time in part, on or after January 15, 2022 for the 2022 Senior Notes and November 15, 2026 for the 2027 Senior Notes, in each case, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed.

On March 10, 2020, Merger Sub launched an offer to purchase for cash any and all of the Company’s outstanding 2022 Senior Notes and any and all of the Company’s outstanding 2027 Senior Notes and a consent solicitation to amend the indenture and global securities establishing the 2022 Senior Notes and the 2027 Senior Notes to (i) eliminate the requirement to make a “change of control” offer in connection with the proposed merger of Merger Sub into Tech Data Corporation pursuant to the Apollo Merger Agreement and (ii) make certain other customary changes for a privately-held company to the “change of control” provisions (the “Proposed Amendments”). Concurrently with, but separate from, the aforementioned offer to purchase and consent solicitation, Merger Sub launched a consent solicitation for the Proposed Amendments for holders of the 2027 Senior Notes. On March 24, 2020, Merger Sub announced that the requisite more than 50% of consents were received to adopt the Proposed Amendments. The aforementioned consent solicitations were conducted by Merger Sub pursuant to the terms of, and subject to the conditions set forth in, the offer to purchase and consent solicitation statement, dated March 10, 2020 (the “Offer to Purchase and Consent Solicitation”), and the separate consent solicitation statement, dated March 10, 2020 (the “2027 Consent Solicitation” and, together with the Offer to Purchase and Consent Solicitation, the “Offer to Purchase and Consent Solicitation Statements”). On March 24, 2020, the Company entered into a Supplemental Indenture with respect to the Indenture and Global Security for the 2022 Senior Notes (the “2022 Supplemental Indenture”) and a Supplemental Indenture with respect to the Indenture and Global Security for the 2027 Senior Notes (the “2027 Supplemental Indenture” and, together with the 2022 Supplemental Indenture, the “Supplemental Indentures”) effecting the Proposed Amendments.

On June 30, 2020, upon consummation of the Apollo Merger and the satisfaction of certain other conditions, Merger Sub accepted and paid for approximately $434.1 million principal amount of the 2022 Senior Notes and approximately $369.4 million principal amount of the 2027 Senior Notes.

Asset Based Credit Agreement

On June 30, 2020, as part of the Apollo Merger transaction, the Company entered into an approximately $4.9 billion Asset Based Credit Agreement (the “ABL”) with a syndicate of banks. The ABL is comprised of (i) a $2.8 billion revolving credit facility (the “ABL Revolver”), (ii) a $1.7 billion Non- First-In Last-Out (“FILO”) Term Loan and (iii) a $370 million FILO Term Loan. The ABL facilities constitute senior debt of the Company that is secured by a first priority lien by a pledge of Tech Data Corporation’s capital stock directly held by Tiger Midco and first-priority security interests in substantially all of Tech Data Corporation’s accounts receivable, inventory, general intangibles (other than intellectual property), bank accounts and cash, and books and records related to the foregoing, in each case, subject to certain exceptions.

The ABL Revolver provides for (i) a maturity date of June 30, 2025 (ii) an interest rate on borrowings, facility fees and letter of credit fees based on average availability under the ABL Revolver and (iii) certain subsidiaries of the Company to be designated as borrowers. The applicable borrower pays interest on advances under the ABL Revolver based on LIBOR (or similar interbank offered rate depending on currency draw) plus a predetermined margin that is based on the Company’s average revolving availability.

The Non-FILO Term Loan and FILO Term Loan (collectively, the “ABL Term Loans”) have a maturity date of June 30, 2025. The Company pays interest at a variable rate based on LIBOR (or similar interbank offered rate depending on currency draw) plus, in each case, a fixed predetermined margin. The Company entered into two interest rate swaps which convert the interest payable on the ABL Term Loans from a variable rate to a fixed rate (see Note 8 – Derivative Instruments for further discussion). The Company must repay 0.25% of the original principal amount of the ABL Term Loans on a quarterly basis. Any refinancing through the issuance of certain debt or any repricing amendment, in either case, that constitutes a “repricing event” applicable to the ABL Term Loans resulting in a lower yield will be accompanied by a 1.00% prepayment premium or fee, as applicable, if any such repricing event occurs, (i) with respect to the Non-FILO Term Loan, at any time during the first six months after the closing date of the ABL and (ii) with respect to the FILO Term Loan, at any time during the first twelve months after the closing date of the ABL. Otherwise, the ABL Term Loans may be repaid at any time, without premium or penalty, subject to customary breakage costs, except that, subject to certain exceptions, the FILO Term Loan may not be prepaid prior to the payment in full of any amounts outstanding under the ABL Revolver and the Non-FILO Term Loan.

The ABL Revolver includes a springing financial maintenance covenant based on availability under the ABL Revolver. At April 30, 2021, the financial maintenance covenant did not apply. In addition, the ABL contains covenants that would restrict the Company’s ability to, among other things, incur certain debt and liens, make certain dividends and other restricted payments, make certain investments, sell certain assets and enter into certain transactions with affiliates. The ABL also contains certain customary events of default, including relating to a change of control. If an event of default occurs, the lenders under the ABL are entitled to take various actions, including the acceleration of amounts due under the ABL and all actions permitted to be taken by a secured creditor in respect of the collateral securing the ABL.

Other Credit Facilities

The Company has various other committed and uncommitted lines of credit, short-term loans and overdraft facilities totaling approximately $388.4 million at April 30, 2021 to support its operations. Most of these facilities are provided on an unsecured, short-term basis and are reviewed periodically for renewal.

At April 30, 2021, the Company had also issued standby letters of credit of $131.6 million. These letters of credit typically act as a guarantee of payment to certain third parties in accordance with specified terms and conditions.

NOTE 5—INCOME TAXES

The Company’s provision for income taxes decreased to $2.8 million for the first quarter of fiscal 2022 compared to $12.1 million for the first quarter of fiscal 2021. The decrease in the provision for income taxes for the three months ended April 30, 2021, as compared to the prior year is primarily due to a decrease in taxable earnings.

The Company’s effective tax rate was (845.5)% and 20.1% for the three months ended April 30, 2021 and 2020, respectively. The Company had a provision for income taxes of $2.8 million on a loss before income taxes of $0.3 million for the three months ended April 30, 2021 which results in a negative effective tax rate. The change in the effective tax rate for the three months ended April 30, 2021, as compared to the prior year, is primarily due to the impact of operating losses within certain tax jurisdictions in which the Company operates and the impact of certain discrete tax items.

NOTE 6—STOCK-BASED COMPENSATION

Equity Awards in the Parent

Subsequent to the Apollo Merger, certain of the Company’s employees have been granted equity awards (“Series B Units”) in the Parent. Series B Units entitle the holder to certain rights to receive amounts in cash upon a Substantially All Assets Sale Distribution or a Liquidation Event Distribution, each as defined in the Tiger Parent Holdings, L.P. Partnership Agreement. A total of 90,000 Series B Units are available for grant.

Series B Units with service conditions only (“Time-based Series B Units”) vest over a five-year period from the date of grant. Series B Units with service, market and performance conditions (“Performance-based Series B Units”) vest if the total cash return to certain affiliates of Apollo (referred to as “MOIC”) upon a liquidation event exceeds certain defined thresholds while the holder of the Performance-based Series B Units is employed with the Company. Certain non-employee members of the Board of Directors of the Company have also been granted preferred shares (“Series A Units”) and common shares in the Parent that vest over a one-year period from the date of grant.

The Company recorded stock-based compensation expense of $1.3 million for the three months ended April 30, 2021 for the Time-based Series B Units. No expense was recorded for the Performance-based Series B Units as it is not considered probable that the performance conditions will be satisfied. The Company recorded stock-based compensation expense of $0.1 million for the three months ended April 30, 2021 for the Series A Units and common shares.

A summary of the Company’s year to date Time-based Series B Units activity for the three months ended April 30, 2021 is as follows:

Shares
Successor:
Nonvested at January 31, 2021	24,976
Granted	75
Canceled	(180)

Nonvested at April 30, 2021	24,871

A summary of the Company’s year to date Performance-based Series B Units activity for the three months ended April 30, 2021, assuming maximum achievement for nonvested awards, is as follows:

Shares
Successor:
Nonvested at January 31, 2021	49,952
Granted	150
Canceled	(360)

Nonvested at April 30, 2021	49,742

Equity Incentive Plans

The Company recorded $6.3 million of stock-based compensation expense during the three months ended April 30, 2020 under the 2018 Equity Incentive Plan. The 2018 Equity Incentive Plan was approved by the Company’s shareholders in June 2018 and included 2.0 million shares available for grant. Prior to the Apollo Merger, the Company awarded officers, employees, and non-employee members of the Board of Directors restricted stock, options to purchase common stock, stock appreciation rights and performance awards that were dependent upon achievement of specified performance goals. Equity-based compensation awards had a maximum term of ten years, unless a shorter period was specified by the Compensation Committee of the Board of Directors (“Compensation Committee”) or was required under local law. Awards under the plan were priced as determined by the Compensation Committee and were required to be priced at, or above, the fair market value of the Company’s common stock on the date of grant. Awards generally vested between one year and three years from the date of grant. The Company’s policy was to utilize shares of its treasury stock, to the extent available, to satisfy its obligation to issue shares upon the exercise of awards.

Pursuant to the terms of the Apollo Merger Agreement, upon closing of the Apollo Merger all nonvested RSU’s were vested, cancelled and converted into the right to receive an amount of $145 per share in cash.

Nonvested PRSU’s were also cancelled and converted into the right to receive an amount of $145 per share in cash determined as follows: (i) for PRSU’s granted during fiscal 2019, the number of shares equaled 130% of the target shares granted and (ii) for PRSU’s granted during fiscal 2020, the number of shares equaled 110% of the target shares granted.

NOTE 7—FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities carried or disclosed at fair value are classified in one of the following three categories: Level 1 – quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than quoted market prices included in Level 1 above that are observable for the asset or liability, either directly or indirectly; and Level 3 – unobservable inputs for the asset or liability. The classification of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table summarizes the valuation of the Company’s assets and liabilities that are measured at fair value on a recurring basis:

		Successor
		April 30, 2021			January 31, 2021
		Fair value measurement category			Fair value measurement category
	Balance sheet location	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
(in thousands)
ASSETS
Cash flow hedges:
Interest rate swaps	Other assets, net		$2,470			$—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Prepaid expenses and other assets		1,494			2,008
LIABILITIES
Cash flow hedges:
Interest rate swaps	Accrued expenses and other liabilities		$13,563			$14,103
Interest rate swaps	Other long-term liabilities		—			23,742
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Accrued expenses and other liabilities		6,515			2,524

The Company’s foreign currency derivative instruments are measured on a recurring basis based on foreign currency spot rates and forward rates quoted by banks or foreign currency dealers and are marked-to-market each period. The Company’s interest rate swaps are measured on a recurring basis using a discounted cash flow valuation technique considering the terms of the instrument, discount rates and projected LIBOR rates (see Note 8—Derivative Instruments for further discussion).

The estimated fair value of the Senior Notes is based upon quoted market information (Level 1). The estimated fair value of the Senior Notes was approximately $209.5 million and $199.0 million, respectively, at April 30, 2021 and January 31, 2021 and the carrying value was $198.5 million and $198.7 million, respectively, at April 30, 2021 and January 31, 2021. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The carrying amounts of debt outstanding pursuant to revolving credit facilities and term loans approximated fair value as the majority of these instruments have variable interest rates which approximate current market rates (Level 2 criteria).

NOTE 8—DERIVATIVE INSTRUMENTS

In the ordinary course of business, the Company is exposed to movements in foreign currency exchange rates. The Company’s foreign currency risk management objective has been to protect earnings and cash flows from the impact of exchange rate changes primarily through the use of foreign currency forward contracts and cross-currency swaps.

Net Investment Hedges

In fiscal 2020, the Company entered into foreign currency forward contracts to hedge a portion of its net investment in euro denominated foreign operations which were designated as net investment hedges. The Company entered into the net investment hedges to offset the risk of change in the U.S. dollar value of the Company’s investment in a euro functional subsidiary due to fluctuating foreign exchange rates. The Company terminated these net investment hedge contracts during the first quarter of fiscal 2021. Gains and losses on the net investment hedges were recorded in other comprehensive income (loss). Amounts recorded in accumulated other comprehensive income as of June 30, 2020 were eliminated as part of purchase accounting in conjunction with the Apollo Merger. Prior to the termination of the net investment hedges, the initial fair value of hedge components excluded from the assessment of effectiveness was recognized under a systematic and rational method over the life of the hedging instrument in interest expense, net on the Consolidated Statement of Operations. The Company classifies cash flows related to the settlement of its net investment hedges as investing activities in the Consolidated Statement of Cash Flows.

The company had no net investment hedges outstanding during the three months ended April 30, 2021. The following table presents the effects of the Company’s net investment hedges on accumulated other comprehensive income (“AOCI”) and earnings for the three months ended April 30, 2020:

	Predecessor
	Three months ended April 30, 2020
Derivatives designated as net investment hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income (loss)	Amount of gain (loss) recognized in income (loss) (amount excluded from effectiveness testing)	Location of gain (loss) recognized in income (loss) (amount excluded from effectiveness testing)
(in thousands)
Foreign currency forward contracts	$24,934	$—	$3,316	Interest expense

Cash Flow Hedges

Prior to the Apollo Merger, Merger Sub entered into two interest rate swaps in order to hedge the exposure to interest rate fluctuations on expected borrowings under the ABL in conjunction with the closing of the Apollo Merger. These interest rate swaps convert the interest payable on the ABL Term Loans from a variable rate to a fixed rate. The interest rate swaps are designated as cash flow hedges. The notional values of the interest rate swaps totaled $2.0 billion at April 30, 2021 and they are set to mature on August 29, 2025. The Company has classified cash flows related to its interest rate swaps as operating activities in the Consolidated Statement of Cash Flows. Additionally, the Company previously entered into a cross-currency swap to hedge its cash flows related to certain foreign-currency denominated debt which was designated as a cash flow hedge. The notional value of this swap was $4.5 million at January 31, 2020 and the swap matured in February 2020. The Company has classified cash flows related to the settlement of its cross-currency swap as financing activities in the Consolidated Statement of Cash Flows.

The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is initially reported as a component of other comprehensive income (loss). These gains and losses are subsequently reclassified into earnings in the same period during which the hedged transaction affects earnings and are presented in the same operating statement line item as the earnings effect of the hedged item.

The following tables present the effects of the Company’s cash flow hedges on AOCI and earnings for the three months ended April 30, 2021 and 2020:

	Successor
	Three months ended April 30, 2021
Derivatives designated as cash flow hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income (loss)	Amount of gain (loss) recognized in income (loss) (amount excluded from effectiveness testing)	Location of gain (loss) reclassified from AOCI into income (loss)
(in thousands)
Interest rate swaps	$23,286	$(917)	$—	Interest expense

	Predecessor
	Three months ended April 30, 2020
Derivatives designated as cash flow hedges:	Amount of gain (loss) recognized in other comprehensive income (loss)	Amount of gain (loss) reclassified from AOCI into income (loss)	Amount of gain (loss) recognized in income (loss) (amount excluded from effectiveness testing)	Location of gain (loss) reclassified from AOCI into income (loss)
(in thousands)
Cross-currency swap	$402	$(90)	$—	Interest expense
	—	507	—	Other expense, net

Total	$402	$417	$—

Derivatives Not Designated as Hedges

The Company additionally utilizes forward contracts that are not designated as hedging instruments to hedge intercompany loans, accounts receivable and accounts payable. The Company’s foreign currency exposure relates primarily to international transactions where the currency collected from customers can be different from the currency used to purchase the product. The Company’s transactions in its foreign operations are denominated primarily in the following currencies: Australian dollar, British pound, Canadian dollar, Czech koruna, Danish krone, euro, Indian rupee, Indonesian rupiah, Mexican peso, Norwegian krone, Polish zloty, Singapore dollar, Swedish krona, Swiss franc and U.S. dollar.

The Company considers inventory as an economic hedge against foreign currency exposure in accounts payable in certain circumstances. This practice offsets such inventory against corresponding accounts payable denominated in currencies other than the functional currency of the subsidiary buying the inventory when determining the net exposure to be hedged using traditional forward contracts. Under this strategy, the Company would expect to increase or decrease selling prices for products purchased in foreign currencies based on fluctuations in foreign currency exchange rates affecting the underlying accounts payable. To the extent the Company incurs a foreign currency exchange loss (gain) on the underlying accounts payable denominated in the foreign currency, a corresponding increase (decrease) in gross profit would be expected as the related inventory is sold. This strategy can result in a certain degree of quarterly earnings volatility as the underlying accounts payable is remeasured using the foreign currency exchange rate prevailing at the end of each period, or settlement date if earlier, whereas the corresponding increase (decrease) in gross profit is not realized until the related inventory is sold.

The Company recognizes foreign currency exchange gains and losses on its derivative instruments not designated as hedges that are used to manage its exposures to foreign currency denominated accounts receivable and accounts payable as a component of “cost of products sold” which is consistent with the classification of the change in fair value upon remeasurement of the underlying hedged accounts receivable or accounts payable. The Company recognizes foreign currency exchange gains and losses on its derivative instruments not designated as hedges that are used to manage its exposures to foreign currency denominated financing transactions as a component of “other expense, net,” which is consistent with the classification of the change in fair value upon remeasurement of the underlying hedged loans. The gains and losses on the Company’s foreign currency forward contracts are largely offset by the change in the fair value of the underlying hedged assets or liabilities. The Company classifies cash flows related to the settlement of forward contracts that are not designated as hedging instruments as operating activities in the Consolidated Statement of Cash Flows.

The total amount of gains (losses) recognized in earnings on the Company’s derivatives not designated as hedges for the three months ended April 30, 2021 and 2020 are as follows:

		Gains (losses) recognized in earnings
	Statement of Operations location	Successor	Predecessor
Derivatives not designated as hedges		Three months ended April 30, 2021	Three months ended April 30, 2020
(in millions)
Foreign currency forward contracts	Cost of products sold	$(2.1)	$8.2
Foreign currency forward contracts	Other expense, net	0.7	(14.1)

Total		$(1.4)	$(5.9)

The Company’s average notional amounts of derivatives not designated as hedges outstanding during the three months ended April 30, 2021 and 2020 were approximately $0.9 billion and $1.3 billion, respectively, with average maturities of 29 days and 22 days, respectively. As discussed above, under the Company’s hedging policies, gains and losses on these derivative financial instruments are largely offset by the gains and losses on the underlying assets or liabilities being hedged.

The Company’s derivatives are also discussed in Note 7—Fair Value Measurements.

NOTE 9—SHAREHOLDERS’ EQUITY

Accumulated Other Comprehensive Income

The following tables summarize the change in the components of AOCI for the three months ended April 30, 2021 and 2020:

	Successor
	Foreign currency translation adjustment, net of taxes	Unrealized gains (losses) on cash flow hedges, net of taxes	Total
(in thousands)
Balance at January 31, 2021	$266,959	$8,569	$275,528
Other comprehensive income (loss) before reclassification	24,959	17,087	42,046
Reclassification of (gain) loss from AOCI into income	—	917	917

Balance at April 30, 2021	$291,918	$26,573	$318,491

	Predecessor
	Foreign currency translation adjustment, net of taxes	Unrealized gains (losses) on cash flow hedges, net of taxes	Total
(in thousands)
Balance at January 31, 2020	$1,449	$15	$1,464
Other comprehensive income (loss) before reclassification	(56,547)	402	(56,145)
Reclassification of (gain) loss from AOCI into income	—	(417)	(417)

Balance at April 30, 2020	$(55,098)	$—	$(55,098)

NOTE 10—COMMITMENTS AND CONTINGENCIES

Guarantees

The Company has arrangements with certain finance companies that provide inventory financing facilities to the Company’s customers. In conjunction with certain of these arrangements, the Company would be required to purchase certain inventory in the event the inventory is repossessed from the customers by the finance companies. As the Company does not have access to information regarding the amount of inventory purchased from the Company still on hand with the customer at any point in time, the Company’s repurchase obligations relating to inventory cannot be reasonably estimated. Repurchases of inventory by the Company under these arrangements have been insignificant to date. The Company believes that, based on historical experience, the likelihood of a material loss pursuant to these inventory repurchase obligations is remote.

Contingencies

In December 2010, in a non-unanimous decision, a Brazilian appellate court overturned a 2003 trial court which had previously ruled in favor of the Company’s Brazilian subsidiary related to the imposition of certain taxes on payments abroad related to the licensing of commercial software products, commonly referred to as “CIDE tax.” The Company estimates the total exposure related to the CIDE tax, including interest, was approximately $14.6 million at April 30, 2021. The Brazilian subsidiary has appealed the unfavorable ruling to the Supreme Court and Superior Court, Brazil’s two highest appellate courts. Based on the legal opinion of outside counsel, the Company believes that the chances of success on appeal of this matter are favorable and the Brazilian subsidiary intends to vigorously defend its position that the CIDE tax is not due. Accordingly, the Company has not recorded an accrual for the total estimated CIDE tax exposure. However, due to the lack of predictability of the Brazilian court system, the Company has concluded that it is reasonably possible that the Brazilian subsidiary may incur a loss up to the total exposure described above. The Company believes the resolution of this litigation will not be material to the Company’s consolidated net assets or liquidity.

The French Autorité de la Concurrence (“Competition Authority”) began in 2013 an investigation into the French market for certain products of Apple, Inc., for which the Company is a distributor. In March 2020, the Competition Authority imposed fines on the Company, on another distributor, and on Apple, finding that the Company entered into an anticompetitive agreement with Apple regarding volume allocations of Apple products. The fine imposed on the Company was €76 million. The Company has vigorously contested the arguments of the Competition Authority, and the Company has appealed its determination to the French courts, seeking to set aside or reduce the fine. Although the Company believes it has strong arguments on appeal, the Company determined during the second quarter of fiscal 2021 that the best estimate of probable loss related to this matter is €36 million. As a result, during the predecessor period ended June 30, 2020, the Company recorded a charge of $41.2 million in “legal settlements and other litigation, net” in the Consolidated Statement of Operations. Under French law, the pendency of the Company’s appeal does not suspend the obligation to pay the fine. The Company has agreed to make eight equal installment payments in relation to the fine assessed for a total amount of €22.8 million on a quarterly basis from January 2021 through October 2022. If the appeal process is not completed prior to the end of December 2022, the Company may be required to pay further amounts towards the full fine assessed by the Competition Authority before the Company’s appeal is finally determined. However, any additional amounts that may need to be paid have not yet been determined. Additionally, the Company has provided a third-party surety bond to the Competition Authority to guarantee the payment of the amount of the fine and interest, if applicable.

The Company is subject to various other legal proceedings and claims arising in the ordinary course of business. The Company’s management does not expect that the outcome in any of these other legal proceedings, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), contains forward-looking statements with respect to Tiger Parent (AP) Corporation and its subsidiaries. Such forward-looking statements include those regarding its plans, objectives, expectations and intentions, financial results, estimates and/or business prospects. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, readers can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “plans”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results or performance to differ materially from those expressed or implied by such forward looking statements. Forward-looking statements are not to be viewed as facts, and reflect various assumptions concerning the future performance of Tiger Parent (AP) Corporation and are subject to various business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of Tiger Parent (AP) Corporation) that could cause actual results or performance to differ materially from the estimates and forward-looking statements included herein. Accordingly, there can be no assurance as to the reliability or correctness of such forward-looking statements, nor should any assurances be inferred, and actual results and performance may vary materially. Recipients of these consolidated financial statements should not place undue reliance upon any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

OVERVIEW

On November 12, 2019, Tech Data Corporation entered into an Agreement and Plan of Merger, as subsequently amended on November 27, 2019 (the ‘‘Apollo Merger Agreement’’), with Tiger Midco, LLC (“Tiger Midco”) and Tiger Merger Sub Co. (“Merger Sub”). Tiger Midco and Merger Sub are affiliates of certain funds (the “Apollo Funds”), managed by affiliates of Apollo Global Management Inc. (“Apollo”). Pursuant to the Apollo Merger Agreement, Tiger Midco agreed to acquire all the outstanding shares of Tech Data Corporation’s common stock (other than shares held by Tech Data Corporation as treasury stock or held by certain affiliates of the Apollo Funds) for $145 per share in cash. On June 30, 2020, Merger Sub merged with and into Tech Data Corporation (the “Apollo Merger”), with Tech Data Corporation surviving the Apollo Merger as a direct wholly-owned subsidiary of Tiger Midco (see Note 2 of Notes to Consolidated Financial Statements for additional information). Tiger Parent (AP) Corporation, through its wholly-owned subsidiaries including Tiger Midco, is the parent company of Tech Data Corporation subsequent to the Merger. The aggregate purchase price was approximately $5.2 billion. Tiger Parent Holdings, L.P. (the “Parent”), the parent company of Tiger Parent (AP) Corporation, contributed approximately $3.7 billion as equity to Tiger Parent (AP) Corporation in conjunction with the Apollo Merger, of which approximately $3.6 billion was used to fund the purchase price for Tech Data Corporation. The remaining purchase price for Tech Data Corporation was financed through the issuance of debt (see Note 4 of Notes to Consolidated Financial Statements for further discussion) and cash on hand at Tech Data Corporation.

The consolidated financial statements include the consolidated results of Tech Data Corporation for periods prior to the Apollo Merger on June 30, 2020 (the “predecessor period”) as well as the consolidated results of Tiger Parent (AP) Corporation after the date of the Apollo Merger (the “successor period”). References to “we”, “our”, “us” or the “Company” indicate Tiger Parent (AP) Corporation and its subsidiaries for periods subsequent to the date of the Apollo Merger and Tech Data Corporation and its subsidiaries for periods prior to the Apollo Merger.

We are one of the world’s largest IT distribution and solutions companies. We serve a critical role in the center of the IT ecosystem, bringing products from the world’s leading technology vendors to market, as well as helping our customers create solutions best suited to maximize business outcomes for their end-user customers. We distribute and market products from many of the world’s leading technology hardware manufacturers and software publishers, as well as suppliers of next-generation technologies and delivery models such as converged and hyperconverged infrastructure, the cloud, security, analytics/Internet of things (“IoT”), and services. Our customers include value-added resellers, direct marketers, retailers, corporate resellers and managed service providers who support the diverse technology needs of end users.

To enable a specialized approach to the market while maintaining the exceptional service levels that channel partners expect from us, we group our offerings into two primary solutions portfolios:

Endpoint Solutions Portfolio:

•	Our Endpoint Solutions portfolio primarily includes PC systems, mobile phones and accessories, printers, peripherals, supplies, endpoint technology software and consumer electronics.

Advanced Solutions Portfolio:

•

Our Advanced Solutions portfolio primarily includes data center technologies such as storage, networking, servers, advanced technology software and converged and hyper-converged infrastructure. Our Advanced Solutions portfolio also includes our specialized solution businesses.

Our next-generation technology solutions, along with our services offerings, span our Endpoint and Advanced Solutions portfolios.

To strengthen our role at the center of the IT ecosystem well into the future and achieve our financial objectives, we are moving to higher value, focused on the following strategic priorities:

•	Invest in next-generation technologies and delivery models such as the cloud, security, analytics/IoT, and services.

•	Strengthen our end-to-end portfolio of products, services and solutions.

•	Transform our company digitally through greater automation, which we believe will enhance the customer experience, improve productivity and reduce costs.

•

Optimize our global footprint by enhancing the operational efficiency and effectiveness of our businesses around the world. We are focused on enhancing the long-term profitability of our business and delivering a better return on invested capital through targeted actions to remove business with lower returns, which we refer to as portfolio optimization. Portfolio optimization actions allow working capital to be re-deployed in our strategic focus areas, however, those actions may have a short-term impact on revenues and gross profit.

On September 30, 2020, we completed the acquisition of Innovix Distribution (“Innovix”), a leading technology distributor in the Asia-Pacific region, for a purchase price of approximately $52 million in cash. The Innovix acquisition expands our presence across the Asia-Pacific region and strengthens our Endpoint Solutions and Advanced Solutions capabilities.

Planned SYNNEX Merger

On March 22, 2021, we entered into an Agreement and Plan of Merger (the “SYNNEX Merger Agreement”) with SYNNEX Corporation (“SYNNEX”) and its affiliates. Pursuant to the SYNNEX Merger Agreement, and upon the terms and subject to the conditions described therein, the affiliates of SYNNEX will acquire all the outstanding shares of our common stock (the “SYNNEX Merger”).

At the effective time of the SYNNEX Merger, except as otherwise set forth in the SYNNEX Merger Agreement, all our issued and outstanding common shares will be converted automatically into and thereafter represent only the right to receive (i) $1,610,000,000 in cash, in the aggregate and (ii) 44,000,000 total shares of common stock of SYNNEX. Prior to the effective date of the SYNNEX Merger, affiliates of Apollo are required to make an additional equity contribution of at least $500 million in cash to the Company. The completion of the SYNNEX Merger is also subject to customary closing conditions, including the approval by the holders of a majority of the stock of SYNNEX of both the share issuance and an increase in the authorized number of shares of SYNNEX common stock of 100 million, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the receipt of other required approvals under foreign antitrust laws, the approval of the listing on the New York Stock Exchange of the shares of SYNNEX common stock to be issued as consideration in the SYNNEX Merger and other customary closing conditions.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the 2019 novel coronavirus (“COVID-19”) a pandemic. The global impact of the COVID-19 pandemic has had a negative effect on the global economy, disrupting the financial markets and creating increasing volatility, impacting customer demand and impeding global supply chains. In response to COVID-19, the company continues to operate with a significant portion of our global workforce participating in work-from-home arrangements and all of our logistics centers are open and functioning with strict health and safety guidelines in place. We cannot at this time accurately predict what effects these conditions will have on our operations and financial condition, including due to uncertainties relating to the severity and duration of the pandemic, the effect on our customers and customer demand and the length of the restrictions and closures imposed by various governments. Accordingly, the operating results and financial condition discussed herein may not be indicative of future operating results and trends.

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), the Company also discloses certain non-GAAP financial information. Certain of these measures are presented as adjusted for the impact of changes in foreign currencies (referred to as “impact of changes in foreign currencies”). Removing the impact of the changes in foreign currencies provides a framework for assessing our financial performance as compared to prior periods. The impact of changes in foreign currencies is calculated by using the exchange rates from the prior year comparable period applied to the results of operations for the current period. The measure of adjusted EBITDA is based on the defined terms in our Asset Based Credit Agreement. The non-GAAP financial measures presented in this document include:

•	Net sales, as adjusted, which is defined as net sales adjusted for the impact of changes in foreign currencies;

•	Gross profit, as adjusted, which is defined as gross profit as adjusted for the impact of changes in foreign currencies;

•	Selling, general and administrative expenses (“SG&A”), as adjusted, which is defined as SG&A as adjusted for the impact of changes in foreign currencies;

•	Reported EBITDA, which is defined as net (loss) income adjusted for income taxes, interest expense, depreciation and amortization expense and other expense, net;

•

Adjusted EBITDA, which is defined as reported EBITDA plus or minus adjustments for defined items in our Asset Based Credit Agreement, including, but not limited to, extraordinary, nonrecurring or unusual items, acquisition, integration and restructuring expenses, human resources expenses, stock-based and long term incentive compensation expense, legal settlements and other litigation costs, discontinued operations/facilities, systems design, implementation or establishment costs, public company costs, purchase accounting adjustments and management fees.

Management believes that providing this additional information is useful to the reader to assess and understand our financial performance as compared with results from previous periods. However, analysis of results via these financial measures should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reported EBITDA and adjusted EBITDA do not include, among other things, cash requirements for capital expenditures and working capital, or interest expense in relation to our debt facilities. Therefore, reported EBITDA and adjusted EBITDA may have certain limitations in analyzing our financial results. Additionally, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures reported by other companies.

RESULTS OF OPERATIONS

The following table sets forth our Consolidated Statement of Operations as a percentage of net sales:

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Net sales	100.00%	100.00%
Cost of products sold	94.18	93.50

Gross profit	5.82	6.50
Operating expenses:
Selling, general and administrative expenses	5.00	5.23
Acquisition, integration and restructuring expenses	0.39	0.22
Legal settlements and other litigation, net	(0.02)	—

	5.37	5.45

Operating income	0.45	1.05
Interest expense	0.42	0.21
Other expense, net	0.03	0.10

(Loss) income before income taxes	—	0.74
Provision for income taxes	0.03	0.15

Net (loss) income	(0.03)%	0.59%

NET SALES

The following table summarizes our net sales and change in net sales by geographic region for the three months ended April 30, 2021 and 2020:

	Successor	Predecessor	Change
	Three months ended April 30, 2021	Three months ended April 30, 2020	$	%
(in millions)
Consolidated net sales, as reported	$9,361.4	$8,175.2	$1,186.2	14.5%
Impact of changes in foreign currencies	(477.1)	—	(477.1)

Consolidated net sales, as adjusted	$8,884.3	$8,175.2	$709.1	8.7%

Americas net sales, as reported	$4,023.5	$3,944.8	$78.7	2.0%
Impact of changes in foreign currencies	(32.2)	—	(32.2)

Americas net sales, as adjusted	$3,991.3	$3,944.8	$46.5	1.2%

Europe net sales, as reported	$4,913.7	$3,971.1	$942.6	23.7%
Impact of changes in foreign currencies	(428.6)	—	(428.6)

Europe net sales, as adjusted	$4,485.1	$3,971.1	$514.0	12.9%

Asia-Pacific net sales, as reported	$424.2	$259.3	$164.9	63.6%
Impact of changes in foreign currencies	(16.3)	—	(16.3)

Asia-Pacific net sales, as adjusted	$407.9	$259.3	$148.6	57.3%

COMMENTARY

AMERICAS

•

The increase in Americas net sales, as adjusted, of $46.5 million is primarily due to an increase in our Endpoint Solutions portfolio, partially offset by a decline in our Advanced Solutions portfolio.

EUROPE

•

The increase in Europe net sales, as adjusted, of $514.0 million is primarily due to growth in our Endpoint Solutions portfolio, including increased sales of products from Apple, Inc. The impact of changes in foreign currencies is primarily due to the strengthening of the euro against the U.S. dollar.

ASIA-PACIFIC

•	The increase in Asia-Pacific net sales, as adjusted, of $148.6 million is primarily due to the impact of the acquisition of Innovix in September 2020.

MAJOR VENDORS

The following table provides a comparison of net sales generated from products purchased from vendors that exceeded 10% of our consolidated net sales for the three months ended April 30, 2021 and 2020 (as a percent of consolidated net sales):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Apple Inc.	16%	14%
HP Inc.	11%	11%
Lenovo	10%	N/A (1)
Cisco Systems, Inc.	N/A (1)	12%

(1) Sales generated from products purchased from these vendors were less than 10% of consolidated net sales during the period presented

There were no customers that exceeded 10% of our consolidated net sales for the three months ended April 30, 2021 and 2020.

GROSS PROFIT

The following tables provide a comparison of our gross profit and gross profit as a percentage of net sales for the three months ended April 30, 2021 and 2020:

	Successor	Predecessor	Change
	Three months ended April 30, 2021	Three months ended April 30, 2020	$	%
(in millions)
Gross profit, as reported	$544.4	$531.7	$12.7	2.4%
Impact of changes in foreign currencies	(28.5)	—	(28.5)

Gross profit, as adjusted	$515.9	$531.7	$(15.8)	(3.0)%

The decrease in gross profit, as adjusted, of $15.8 million is primarily due to the impact of the mix of products sold, as well as an unfavorable impact of $28.8 million for purchase accounting adjustments related to certain consideration received from vendors, partially offset by an increase in net sales volume. The decrease in our year-over-year gross profit as a percentage of net sales is primarily due to the mix of products sold and the unfavorable impact of purchase accounting adjustments.

OPERATING EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The following table provides a comparison of our SG&A for the three months ended April 30, 2021 and 2020:

	Successor	Predecessor	Change
	Three months ended April 30, 2021	Three months ended April 30, 2020	$	%
(in millions)
SG&A, as reported	$467.7	$427.9	$39.8	9.3%
Impact of changes in foreign currencies	(21.6)	—	(21.6)

SG&A, as adjusted	$446.1	$427.9	$18.2	4.3%

SG&A as a percentage of net sales, as reported	5.00%	5.23%		(23) bps

The increase in SG&A, as adjusted, of $18.2 million is primarily due to an increase in acquisition related intangible assets amortization expense of $18.1 million. The decrease in SG&A as a percentage of net sales, as reported of (23) basis points is primarily due to an increase in net sales volume, partially offset by an increase in acquisition related intangible assets amortization expense.

ACQUISITION, INTEGRATION AND RESTRUCTURING EXPENSES

Acquisition, integration and restructuring expenses are primarily comprised of costs related to the Apollo Merger, the new Global Optimization Program initiated in fiscal 2021 (the “GBO 2 Program”), the prior Global Business Optimization Program which was initiated in fiscal 2019 (the “GBO Program”), the tdONE Program and the SYNNEX Merger.

The Apollo Merger

We incurred transaction costs related to the completion of the Apollo Merger, including professional services costs and personnel and other costs. Professional services costs are primarily comprised of legal expenses and tax and other consulting services. Personnel and other costs are primarily comprised of retention costs.

Transaction costs related to the Apollo Merger are comprised of the following:

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
(in millions)
Professional services costs	$2.4	$14.1
Personnel and other costs	2.6	1.0

Total	$5.0	$15.1

GBO 2 Program

In conjunction with the completion of the Apollo Merger, in fiscal 2021 we began our GBO 2 Program. The GBO 2 Program includes investments that will optimize and standardize processes and apply data and analytics to be more agile in a rapidly evolving environment, increasing productivity, profitability and optimizing net-working capital. Acquisition, integration and restructuring expenses related to the GBO 2 Program are primarily comprised of restructuring costs and other professional services costs. Restructuring costs are comprised of severance costs and other associated exit costs, including certain consulting costs. Other professional services costs are primarily comprised of professional services fees unrelated to restructuring activities, including costs related to improving profitability and optimizing net-working capital. We have incurred cumulative acquisition, integration and restructuring expenses under the GBO 2 program of approximately $71 million through April 30, 2021. Our estimate of acquisition, integration and restructuring expenses under the GBO 2 program is $175 million to $200 million. The majority of the remaining costs are expected to be incurred through fiscal 2023.

There were no GBO 2 Program costs for the three months ended April 30, 2020. Acquisition, integration and restructuring costs for the three months ended April 30, 2021 related to the GBO 2 Program are comprised of the following:

Successor
Three months ended April 30, 2021
(in millions)
Restructuring costs	$9.7
Other professional services costs	10.3

Total	$20.0

Restructuring costs related to the GBO 2 Program are comprised of the following:

	Successor
	Three months ended April 30, 2021	Cumulative Amounts Incurred to Date
(in millions)
Severance costs	$5.2	$13.3
Other exit costs	4.5	21.3

Total	$9.7	$34.6

GBO Program

In fiscal 2019, we began our GBO Program to increase investment in the Company’s strategic priorities and implement operational initiatives to drive productivity and enhance profitability. The restructuring costs primarily consist of severance costs, and also include other associated exit costs, including certain professional services costs. The GBO Program was completed during the quarter ended July 31, 2020.

Restructuring costs related to the GBO Program are comprised of the following:

	Predecessor
	Three months ended April 30, 2020	Cumulative Amounts Incurred to Date
(in millions)
Severance costs	$1.4	$41.2
Other exit costs	0.3	22.6

Total	$1.7	$63.8

tdONE Program

In fiscal 2021, we began the tdONE Program to simplify, standardize and synchronize our processes and systems in support of our global transformation initiative. Acquisition and integration costs related to the tdONE program include $4.4 million in professional services and $3.1 million in personnel and other costs for the three months ended April 30, 2021. There were no tdONE costs incurred during the three months ended April 30, 2020.

SYNNEX Merger

During the three months ended April 30, 2021, we incurred transaction costs of $2.2 million related to the pending SYNNEX Merger, which are primarily comprised of professional services and transaction related costs.

Adjusted EBITDA

Adjusted EBITDA is based on a defined term in our Asset Based Credit Agreement. Management believes that providing this additional information is useful to the reader to assess and understand our financial performance as compared with results from previous periods. However, analysis of results via this financial measure should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reported and adjusted EBITDA do not include, among other things, cash requirements for capital expenditures and working capital, or interest expense in relation to our debt facilities. Therefore, reported and adjusted EBITDA may have certain limitations in analyzing our financial results. Additionally, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures reported by other companies.

CONSOLIDATED RESULTS – EBITDA

The following tables provide an analysis of reported EBITDA and adjusted EBITDA on a consolidated and regional basis for the three months ended April 30, 2021 and 2020, as well as the twelve months ended April 30, 2021 which includes both predecessor and successor periods:

	Successor	Predecessor	Combined Predecessor/ Successor
	Three months ended April 30, 2021	Three months ended April 30, 2020	Twelve months ended April 30, 2021
(in millions)
Net (loss) income	$(3.1)	$48.1	$(30.4)
Provision for income taxes	2.8	12.1	22.8
Interest expense	39.2	17.0	143.6
Other expense, net	2.8	8.9	7.3

Operating income	41.7	86.1	143.3
Depreciation and amortization	62.9	42.0	229.5

Reported EBITDA	$104.6	$128.1	$372.8

Adjustments
Extraordinary, nonrecurring or unusual items (1)	3.9	2.7	8.3
Acquisition, integration and restructuring expenses (2)	36.7	17.7	279.8
Human resources expenses (3)	6.3	3.5	19.0
Stock-based and long term incentive compensation expense (4)	10.3	7.8	33.0
Legal settlements and other litigation costs (5)	(1.3)	3.1	43.6
Discontinued operations/facilities (6)	—	—	(15.3)
Systems design, implementation or establishment costs (7)	4.4	6.0	17.5
Public company costs (8)	—	2.0	0.5
Purchase accounting adjustments (9)	31.7	—	120.6
Management fees (10)	2.4	—	7.2

Adjusted EBITDA	$199.0	$170.9	$887.0

(1)

Gains or losses attributable to nonoperating or non-recurring items, such as gains on bargain purchases related to acquisitions, tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.

(2)	Costs primarily associated with the Apollo Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Costs primarily related to legal fees for various one-time matters, including an accrual for a legal matter in France, offset by settlement income related to certain litigation in the Americas.
(6)	The reversal of gains and losses associated with the sales of entities and facilities, and the removal of costs related to exited operations.
(7)	Costs primarily related to non-capitalizable fees, labor, travel and other setup costs related to the optimization of internal use software.
(8)	Costs of public company compliance, including, audit fees, SEC fees, legal support, and Board of Directors support.
(9)	Purchase accounting adjustments due to the Apollo Merger primarily related to certain consideration received from vendors.
(10)	Management fees payable to Apollo.

CONSOLIDATED COMMENTARY

•

The quarter to date decrease in reported EBITDA is primarily due to the impact of purchase accounting adjustments related to certain consideration received from vendors, an increase in acquisition, integration and restructuring costs and the impact of the mix of products sold, partially offset by an increase in net sales volume and the favorable impact of the strengthening of the euro against the U.S. dollar.

•

The quarter to date increase in adjusted EBITDA is primarily due to an increase in net sales volume and the favorable impact of the strengthening of the euro against the U.S. dollar, partially offset by the impact of the mix of products sold.

AMERICAS – EBITDA

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
(in millions)
Operating income	$16.5	$47.2
Depreciation and amortization	34.3	28.2

Reported EBITDA	$50.8	$75.4

Adjustments
Extraordinary, nonrecurring or unusual items (1)	2.5	3.8
Acquisition, integration and restructuring expenses (2)	16.2	17.0
Human resources expenses (3)	2.7	0.9
Stock-based and long term incentive compensation expense (4)	6.7	3.6
Legal settlements and other litigation costs (5)	(1.7)	—
Systems design, implementation or establishment costs (6)	2.7	3.7
Public company costs (7)	—	1.2
Purchase accounting adjustments (8)	18.4	—
Management fees (9)	2.4	—

Adjusted EBITDA	$100.7	$105.6

(1)	Gains or losses attributable to nonoperating or non-recurring items, such as tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.
(2)	Costs primarily associated with the Apollo Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Settlement income related to certain litigation.
(6)	Costs primarily related to non-capitalizable fees, labor, travel and other setup costs related to the optimization of internal use software.
(7)	Costs of public company compliance, including, audit fees, SEC fees, legal support, and Board of Directors support.
(8)	Purchase accounting adjustments due to the Apollo Merger primarily related to certain consideration received from vendors.
(9)	Management fees payable to Apollo.

AMERICAS COMMENTARY

•

The quarter to date decrease in reported EBITDA is primarily due to the impact of purchase accounting adjustments related to certain consideration received from vendors and the impact of the mix of products sold, partially offset by a decrease in credit costs.

•	The quarter to date decrease in adjusted EBITDA is primarily due to the impact of the mix of products sold, partially offset by a decrease in credit costs.

EUROPE – EBITDA

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
(in millions)
Operating income	$29.2	$42.5
Depreciation and amortization	27.1	12.0

Reported EBITDA	$56.3	$54.5

Adjustments
Extraordinary, nonrecurring or unusual items (1)	(0.9)	(0.7)
Acquisition, integration and restructuring expenses (2)	16.8	(0.2)
Human resources expenses (3)	3.3	2.0
Stock-based and long term incentive compensation expense (4)	3.1	3.8
Legal settlements and other litigation costs (5)	0.1	1.3
Systems design, implementation or establishment costs (6)	1.7	2.3
Public company costs (7)	—	0.8
Purchase accounting adjustments (8)	13.3	—

Adjusted EBITDA	$93.7	$63.8

(1)	Gains or losses attributable to nonoperating or non-recurring items, such as tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.
(2)	Costs primarily associated with the Apollo Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Costs primarily related to legal fees for various one-time matters.
(6)	Costs primarily related to non-capitalizable fees, labor, travel and other setup costs related to the optimization of internal use software.
(7)	Costs of public company compliance, including, audit fees, SEC fees, legal support, and Board of Directors support.
(8)	Purchase accounting adjustments due to the Apollo Merger primarily related to certain consideration received from vendors.

EUROPE COMMENTARY

•

The quarter to date increase in reported EBITDA is primarily due to an increase in net sales volume and the favorable impact of the strengthening of the euro against the U.S. dollar, partially offset by increased acquisition, integration and restructuring expenses, the impact of purchase accounting adjustments related to certain consideration received from vendors and the impact of the mix of products sold.

•

The quarter to date increase in adjusted EBITDA is primarily due to an increase in net sales volume and the favorable impact of the strengthening of the euro against the U.S. dollar, partially offset by the impact of the mix of products sold.

ASIA-PACIFIC – EBITDA

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
(in millions)
Operating loss	$(4.0)	$(3.6)
Depreciation and amortization	1.5	1.8

Reported EBITDA	$(2.5)	$(1.8)

Adjustments
Extraordinary, nonrecurring or unusual items (1)	2.3	(0.4)
Acquisition, integration and restructuring expenses (2)	3.7	0.9
Human resources expenses (3)	0.3	0.6
Stock-based and long term incentive compensation expense (4)	0.5	0.4
Legal settlements and other litigation costs (5)	0.3	1.8

Adjusted EBITDA	$4.6	$1.5

(1)	Gains or losses attributable to nonoperating or non-recurring items, such as tax indemnifications, write-offs, recoveries, asset writedowns or reserve releases.
(2)	Costs primarily associated with the Apollo Merger, other acquisitions, our GBO Program, GBO 2 Program and tdONE Program.
(3)	Costs primarily related to severance and recruiting costs, including signing, retention and completion bonuses.
(4)	Costs associated with our stock-based and long term incentive compensation plans.
(5)	Costs primarily related to legal fees for various one-time matters.

ASIA-PACIFIC COMMENTARY

•	The quarter to date decrease in reported EBITDA is primarily due to an increase in acquisition, integration and restructuring expenses, partially offset by the impact of the acquisition of Innovix.

•	The quarter to date increase in adjusted EBITDA is primarily due to the impact of the acquisition of Innovix.

INTEREST EXPENSE

Interest expense increased by $22.2 million to $39.2 million in the first quarter of fiscal 2022 compared to $17.0 million in the first quarter of fiscal 2021, primarily due to borrowings under the Asset Based Credit Agreement in conjunction with the Apollo Merger (see Note 4 of Notes to Consolidated Financial Statements for further discussion).

OTHER EXPENSE, NET

“Other expense, net,” consists primarily of discounts on the sale of accounts receivable, net foreign currency exchange gains and losses on certain financing transactions and the related derivative instruments used to hedge such financing transactions, interest income and gains and losses on the investments that were contained within life insurance policies used to fund our nonqualified deferred compensation plan. “Other expense, net,” decreased to $2.8 million in the first quarter of fiscal 2022 compared to $8.9 million in the first quarter of the prior year, primarily due to a decline in the prior year in the fair value of investments contained within life insurance policies and an overall decrease in hedging costs.

PROVISION FOR INCOME TAXES

The following tables provide a comparison of our provision for income taxes and our effective tax rate for the three months ended April 30, 2021 and 2020:

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Effective tax rate	(845.5)%	20.1%

Income taxes decreased to $2.8 million for the first quarter of fiscal 2022 compared to $12.1 million for the first quarter of fiscal 2021. The decrease in the provision for income taxes for the three months ended April 30, 2021, as compared to the prior year is primarily due to a decrease in taxable earnings. The Company had a provision for income taxes of $2.8 million on a loss before income taxes of $0.3 million for the three months ended April 30, 2021 which results in a negative effective tax rate. The change in the effective tax rate for the three months ended April 30, 2021, as compared to the prior year, is primarily due to the impact of operating losses within certain tax jurisdictions in which we operate and the impact of certain discrete tax items.

LIQUIDITY AND CAPITAL RESOURCES

Our discussion of liquidity and capital resources includes an analysis of our cash flows and capital structure for all periods presented.

As a distribution company, our business requires significant investment in working capital, particularly accounts receivable and inventory, partially financed through our accounts payable to vendors. An important driver of our operating cash flows is our cash conversion cycle (also referred to as “net cash days”). Our net cash days are defined as days of sales outstanding in accounts receivable (“DSO”) plus days of supply on hand in inventory (“DOS”), less days of purchases outstanding in accounts payable (“DPO”). The following tables present the components of our cash conversion cycle, in days, as of April 30, 2021 and 2020, and January 31, 2021 and 2020:

	Successor			Predecessor
	April 30, 2021	January 31, 2021		April 30, 2020	January 31, 2020
DSO	55	52	DSO	60	54
DOS	31	24	DOS	36	29
DPO	(71)	(70)	DPO	(76)	(68)

Net cash days	15	6	Net cash days	20	15

CASH FLOWS

The following table summarizes our Consolidated Statement of Cash Flows:

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
(in millions)
Net cash provided by (used in):
Operating activities	$(689.5)	$(7.7)
Investing activities	(43.9)	24.1
Financing activities	110.5	(7.3)
Effect of exchange rate changes on cash and cash equivalents	(10.4)	(21.5)

Net decrease in cash and cash equivalents	$(633.3)	$(12.4)

The increase in cash used in operating activities of approximately $681.8 million is primarily due to the impact of lower net working capital as of January 31, 2021, including the timing of payments to vendors. The change in cash flows from investing activities of $68.0 million is primarily due to $44.4 million of proceeds from the settlement of our net investment hedges in the prior year and $14.1 million cash paid for the acquisition of Finance Technology AS in the current quarter. The change in cash flows from financing activities of $117.8 million is primarily due to borrowings on our revolving credit loans.

CAPITAL RESOURCES AND DEBT COMPLIANCE

As part of our capital structure and to provide us with significant liquidity, we have a diverse range of financing facilities across our geographic regions with various financial institutions. Also providing us liquidity are our cash and cash equivalents balances across our regions which are deposited and/or invested with various financial institutions. We are exposed to risk of loss on funds deposited with these financial institutions; however, we monitor our financing and depository financial institution partners regularly for credit quality. Our liquidity is subject to many factors, including the potential impact of the COVID-19 pandemic on financial markets; however, we believe that our existing sources of liquidity, including our financing facilities, trade credit from vendors, cash resources, as well as cash expected to be provided by operating activities will be sufficient to meet our working capital needs and cash requirements for at least the next 12 months.

We currently have sufficient resources, cash flows and liquidity within the U.S. to fund current and expected future working capital requirements. However, during fiscal 2021 we were able to repatriate foreign cash, along with the majority of our remaining foreign earnings which have been previously taxed, with minimal additional tax consequences. We plan to continue reinvesting future foreign earnings indefinitely outside the U.S. Any future remittances of foreign cash could be subject to additional foreign withholding tax, U.S. state taxes and certain tax impacts relating to foreign currency exchange effects.

For a discussion of our various financing arrangements, refer to Note 4 of Notes to Consolidated Financial Statements.

Accounts receivable purchase agreements

We have uncommitted accounts receivable purchase agreements under which certain accounts receivable may be sold, without recourse, to third-party financial institutions. Under these programs, we may sell certain accounts receivable in exchange for cash less a discount, as defined in the agreements. Available capacity under these programs, which we use as a source of working capital funding, is dependent on the level of accounts receivable eligible to be sold into these programs and the financial institutions’ willingness to purchase such receivables, which may be impacted by the COVID-19 pandemic. In addition, certain of these agreements also require that we continue to service, administer and collect the sold accounts receivable. At April 30, 2021 and January 31, 2021, we had a total of $633.5 million and $691.9 million, respectively, of accounts receivable sold to and held by financial institutions under these agreements. During the three months ended April 30, 2021 and 2020, discount fees recorded under these facilities were $2.4 million and $3.1 million, respectively. These discount fees are included as a component of “other expense, net” in our Consolidated Statement of Operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

There have been no material changes to the critical accounting policies and estimates disclosed in our Annual Report for the year ended January 31, 2021.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 1 of Notes to Consolidated Financial Statements for the discussion on recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

For a description of the Company’s market risks, see “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report for the fiscal year ended January 31, 2021.

No material changes have occurred in our market risks since January 31, 2021.